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                                                                   EXHIBIT 10.6
                             FIRST AMENDMENT TO
            INCENTIVE STOCK OPTION - EXECUTIVE OFFICERS AGREEMENT



     THIS FIRST AMENDMENT TO THE STOCK OPTION AGREEMENT dated September 11, 1995 (the "Agreement") made this 6th day of May, 1996 by and between UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. (the "Company") and LOU GORGA (the "Grantee").

     1. DEFINED TERMS. Terms defined in the Agreement shall be used in this First Amendment with their defined meanings unless otherwise defined herein.

     2. AMENDMENT OF THE OPTION AGREEMENT. The Agreement shall be amended as follows:

        2.1 Section 1 shall hereby be deleted in its entirety and the following substituted in place thereof:

             1. Stock Option. The Option entitles the Grantee to purchase up to 50,000 shares (the "Option Shares") of the Company's Common Stock, no par value (the "Common Stock"), at an option price per share of $5.99 for 15,000 shares and $4.75 for 35,000 shares (the "Option Price"), subject to the terms and conditions of this Agreement. The Option is intended to be an Incentive Stock Option, except as otherwise set forth in Section 2(b)(i) below.

        2.2 Section 2(b) shall hereby be deleted in its entirety and the following substituted in place thereof:

             (b) Vesting/Exercisability. The Grantee may only exercise his Option to purchase Option Shares to the extent that the Option has vested and become exercisable with respect to such Option Shares.

             (i) Time Vesting. The Option will vest and become exercisable in installments as follows: On May 6, 1997, 12,500 shares with an Option Price of $4.75 (the "First Option Tranche"), on September 11, 1997, 12,500 shares with an Option Price of $4.75 (6,052 of which shares will be Incentive Stock Options and 6,448 of which shares will be non-qualified stock options), on September 11, 1998, 10,000 shares with an Option Price of $4.75, on September 11, 1998, 2,500 shares with an Option Price of $5.99, on September 11, 1999, 12,500 shares with an Option Price of $5.99, subject to the Grantee's continued employment with the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position. In the event




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        the Grantee no longer continues to be employed by the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position, all Options which have not become exercisable at the date of such event shall immediately terminate. Whether the Grantee has continued to be employed by the Company or any Subsidiary in the position held as of the date of this Agreement or a higher position shall be determined by the Committee in its sole discretion. To the extent not exercised, installments shall accumulate and the Grantee may exercise them thereafter in whole or in part.

             (ii) Death, Disability, Change in Control or Termination. The Option shall vest and become exercisable with respect to all of the Option Shares automatically upon (i) the death or permanent disability (as determined by the Board or the Committee) of the Grantee and (ii) a Change of Control. The Option shall vest and become exercisable with respect to the First Option Tranche automatically upon a termination of the Grantee's employment "without Cause" (as defined in Grantee's employment agreement with the Company) on or after September 11, 1996, but before May 6, 1997. The Option shall not so vest and become automatically exercisable as provided in this Section 2(b)(ii), without the written consent of the Committee, to the extent such acceleration of vesting would result, when taken in the aggregate with all other payments from the Company, in the payment by such officer of any excise tax provided for in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes hereof, a "Change of Control" shall mean the (x) sale of all or substantially all of the assets of the Company to an unaffiliated third-party, (y) the merger or consolidation of the Company with an unaffiliated third-party in which the Company is not the surviving corporation or (z) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934) (other than WestSphere Capital Associates, L.P. and its affiliates) shall acquire or control in excess of 51% of the Company's Common Stock on a fully-diluted basis.

             (iii) Termination of Employment. The Grantee shall have the right to exercise all unexercised Options which have vested as of the Grantee's Termination Date (as defined in the Plan) for a period of three (3) months following such Termination Date or such longer period as may be provided in the Plan or as the Committee may approve in its sole discretion in


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        connection with such termination; provided, that the Option shall not be exercisable after its expiration pursuant to Section 7.

     3. CONTINUED EFFECTIVENESS. Except as specifically amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.


                                     UNIVERSAL STANDARD MEDICAL
                                     LABORATORIES, INC.


                                     By:  /s/ Eugene E. Jennings
                                        --------------------------
                                         Eugene E. Jennings, President
                                          and Chief Executive Officer




                                     /s/ Lou Gorga
                                     --------------------------
                                     LOU GORGA, Grantee




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